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                                                                    Exhibit 99.1


                     SCHOOL SPECIALTY ADDS EXECUTIVE TALENT
                            AND CLOSES BANK FINANCING

Greenville, WI, May 2, 2003 - School Specialty, Inc. (NASDAQ:SCHS), the largest direct marketer of supplemental educational products to schools and teachers for pre-kindergarten through twelfth grade, today announced the appointment of Robert E. Puissant to the newly created position of Executive Vice President of Strategy and Business Development. Puissant brings nearly 20 years of experience at the executive level, including progressive management positions in the education division of Novell, Inc. and new business initiatives with Wisconsin Energy Group, Ameritech Corporation and Inacom Corporation. Puissant's expertise is in the areas of corporate strategy, market positioning and expansion, new product development and new business initiatives.

"We are pleased to add Bob Puissant to our executive group," said David Vander Zanden, President and Chief Executive Officer of School Specialty. "We believe his extensive business development and market expansion expertise will prove to be very valuable as we continue to execute our growth strategy."

Vander Zanden added, "Over the next few weeks Donald J. Noskowiak, our current Vice President Business Development, will transition his responsibilities to Bob Puissant allowing Don to pursue other interests outside the company. Don will continue to advise the company through a consulting relationship until January 31, 2004. While we are sorry to see Don move on, we thank him for his invaluable contributions to School Specialty over the last 10 years, and wish him success in his expanding career opportunities."

Bank Agreement Signed

On April 11, 2003, School Specialty signed a new credit agreement with its lending banks. The agreement matures on April 11, 2006 and provides for $250 million in credit facilities on the terms and conditions set forth in the document as filed with the Securities and Exchange Commission on School Specialty's Form 8-K.

"We are pleased to extend our credit facility for three more years with our solid group of lending banks," said Mary Kabacinski, Executive Vice President and Chief Financial Officer. "We believe the terms of the agreement give us increased flexibility in our peak working capital quarters and provide the capital to continue our growth initiatives," she added.

About School Specialty, Inc.

School Specialty, Inc., the "Educator's Marketplace," is the largest direct marketer of supplemental educational products to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States and Canada. The company mails over 40 million catalogs annually to customers, and serves its customers through approximately 2,500 employees. School Specialty has a diversified approach to the market. The School Specialty brand focuses on serving administrators and procurement specialists through a national sales force. The company's nine specialty brands--ClassroomDirect, Childcraft, ABC School Supply, Sax Arts and Crafts, Frey Scientific, Brodhead Garrett, Teacher's Video, Premier Agendas and Sportime--serve teachers and curriculum specialists. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are "forward-looking," including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These+ important factors include those set forth in exhibit 99.2 of School Specialty's Annual Report on Form 10-K for fiscal year 2002 and other documents filed with the Securities and Exchange Commission.